Exhibit 99.4

MyDx, Inc. Announces Completion of Reverse Merger

San Diego, CA. – May 5, 2015 – MyDx, Inc., Nevada corporation (OTC: MYDX) (the “Company”), has completed a reverse merger on May 5, 2015 pursuant to which CDx, Inc., a Delaware corporation, became a wholly owned subsidiary of the Company. The Company trades on the OTC Markets under the symbol “MYDX". The Company intends to “up-list” to the OTCQB marketplace.

CDx created MyDx™, the first battery operated, handheld, electronic nose for consumers, which offers a quick, easy and affordable way for consumers to test the safety and composition of what they eat, drink and inhale. MyDx™ uses interchangeable sensors to test solids, liquids and gases of interest. The Company’s planned products include OrganaDx for food; AquaDx for water; AeroDx for air; and CannaDx for cannabis. Information from the sensor is sent via Bluetooth to the MyDx App, allowing users to view chemical composition and more.

“We have created the first handheld chemical analyzer for consumers which can measure chemicals of interest at a sensitivity and price point others cannot match,” said Daniel Yazbeck, CEO of the Company. “This first mover advantage in our markets, along with our patented technology, will allow us to initially enter the expanding organic produce and cannabis markets. We expect that our CannaDx sensor will be the first product to market in 2015, and it is already generating a lot of excitement. Looking forward, we plan to introduce additional products to help consumers easily and affordably trust and verify the safety and composition of what they put into their minds and bodies.”

The Company, headquartered in La Jolla, California, will continue the business of CDx as its primary line of business. The Company's new management team includes Chief Executive Officer and Chairman of the Board of Directors, Daniel Yazbeck; President, Skip Sanzeri; Chief Financial Officer and Chief Operating Officer, Tom Gruber; Chief Revenue Officer David Bortolin; Chief Technology Officer, Jean Pierre Leblanc, Chief Marketing Officer Robert Lewis.

CDx completed private placements totaling 7.9 million shares of its Series A and B Preferred Stock in private offerings resulting in gross proceeds of $7.6 million. In connection with the private placement, CDx also issued warrants to purchase approximately 7.6 million of its Series B Preferred Stock, which have been assumed by the Company and converted into the right to purchase approximately 7.6 million shares of Company common stock at $1.10 per share. The Company intends to use net proceeds of the private placement principally for research and development, product inventory and manufacturing, marketing and sales, and general and administrative expenses.

Additional information regarding the Company and the merger may be found in the Company’s Form 8-K to be filed with the Securities and Exchange Commission on or about May 5, 2015 at www.sec.gov.

About MyDx, Inc.

MyDx, Inc. (OTCBB: MYDX) is a science and technology company based in La Jolla, California whose mission is to empower people to live a healthier life by revealing the chemicals in what they eat, drink and inhale. The Company has developed MyDx™, a portable analyzer that provides real-time chemical analysis that fits in the palm of your hands. MyDx leverages over a decade of established electronic nose technology to measure chemicals of interest and has four sensors being developed in its lab that are compatible with the MyDx™ App. For more information, please visit www.cdxlife.com.

Safe Harbor

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements may contain certain forward-looking statements pertaining to future anticipated or projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Words such as "may," "will,“ "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These forward-looking statements by their nature are estimates of future results only and involve substantial risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, our ability to complete our product testing and launch our product commercially, the acceptance of our product in the marketplace, the uncertainty of the laws and regulations relating to cannabis, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed from time to time in our reports filed with the Securities and Exchange Commission, available at www.sec.gov.

Company Contact:

MyDx, Inc.

Skip Sanzeri

President

Tel 1-800.814.4550

skip@cdxlife.com

Investor Relations Contact:

MZ North America

Greg Falesnik

Senior Vice President

Tel 1-949-385-6449

Greg.Falesnik@mzgroup.us